UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 12, 2018

Paycom Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36393 (Commission File Number)	80-0957485 (IRS Employer Identification No.)

7501 W. Memorial Road, Oklahoma City, Oklahoma (Address of principal executive offices)	73142 (Zip Code)

Registrant’s telephone number, including area code: (405) 722-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2018, Paycom Software, Inc. (the “Company”) entered into the First Amendment to Credit Agreement and Loan Parties’ Consent (the “Amendment”) dated effective as of September 7, 2018, which amended that certain Term Credit Agreement dated December 7, 2017 (the “Credit Agreement”), by and among Paycom Payroll, LLC (the “Borrower”), the Company and certain subsidiaries of the Company as guarantors of the obligations under the loan documents related to the Credit Agreement; JPMorgan Chase Bank, N.A., Bank of America, N.A. and Kirkpatrick Bank as lenders (collectively, the “Lenders”); and JPMorgan Chase Bank, N.A. as the administrative agent.

As previously disclosed, pursuant to the Credit Agreement, the Lenders agreed to make certain term loans to the Borrower from time to time during the period beginning December 7, 2017 and ending September 7, 2018 (the “Term Loan Draw Expiration Date”) in an aggregate principal amount of up to $60.0 million. Pursuant to the Amendment, the Term Loan Draw Expiration Date was extended to March 7, 2019.

The foregoing description of the Amendment is only a summary of its material terms and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	First Amendment to Credit Agreement and Loan Parties’ Consent, dated effective as of September 7, 2018, by and among Paycom Payroll, LLC as the borrower, Paycom Software, Inc. and certain of its subsidiaries as the guarantors, the lenders parties thereto and JPMorgan Chase Bank, N.A. as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYCOM SOFTWARE, INC.

Date: September 13, 2018	By:	/s/ Craig E. Boelte
	Name:	Craig E. Boelte
	Title:	Chief Financial Officer